EXHIBIT 23.1 -	CONSENT OF CROWE HORWATH LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167692 on Form S-3, and Registration Statement Nos. 33-44393, 33-79274, 333-02049, and 333-134277 on Form S-8 of The First of Long Island Corporation of our report dated March 16, 2011 with respect to the consolidated financial statements of The First of Long Island Corporation and on the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2010.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
March 16, 2011